PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

THIS PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement") is made by and between BLUE RIDGE REAL ESTATE COMPANY, a Pennsylvania corporation, or its assigns pursuant to Section 13 hereof ("Buyer") and NET LEASE DEVELOPMENT LLC, a Delaware limited liability company ("Seller"), as of July 28, 2006 (the "Acceptance Date").

RECITALS:

A.

Seller owns the fee simple interest in and to that certain real property and all improvements located thereon currently and located near the northeast comer of State Highway 120 (Century Avenue) and State Highway 244 (Wildwood Avenue), in the City of White Bear Lake, (the "City"), County of Washington, State of Minnesota, and legally described on Exhibit A attached hereto and made a part hereof (the "Real Property").

Seller is constructing a building and related improvements on the Real Property (the "Building") pursuant to the contracts, plans and specifications listed in Exhibit B attached hereto (such plans and specifications are hereafter referred to collectively as the "Plans"). The Real Property and the Building have been leased to Walgreen Ca., an Illinois corporation ("Tenant") in accordance with the terns of the lease by and between Tenant, as tenant, and Seller, as landlord, dated August 18, 2005 (the "Lease").

The term "Property" includes the fee simple interest in and to the Real Property, plus (i) all easements and rights-of-way belonging to or in any way held by Seller; (ii) the Building and other structures, improvements and fixtures owned by Seller located on or at the Real Property; (iii) the Lease; (iv) all warranties and guarantees covering the Building, subject to any assignment of the same to the Tenant pursuant to the Lease; (v) the Plans; (vi) all utility approvals, air rights and development rights (other than cash deposits or other security provided by Seller to the City or other governmental units, if any, with respect to construction of the Building or public or other improvements required in connection therewith); and (vii) all mineral rights and water rights in, under, on or above the Real Property, to the extent they are owned by Seller.

B.

By this Agreement, Buyer agrees to purchase the Property from Seller, and if timely accepted by Seller, Seller agrees to sell the Property to Buyer, on the terms and conditions hereinafter set forth.

C.

The brokerage firm of First Street Co., agent Chad Richards ("Agent") represents Buyer in this transaction, but the Agent shall have no authority to bind the Seller or Buyer to any Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE COVENANTS AND CONDITIONS SET FORTH BELOW AND FOR OTHER GOOD AND VALUABLE CONSIDERATION THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, BUYER AND SELLER AGREE AS FOLLOWS:

1.

RECITALS. The above Recitals are incorporated herein by reference.

2.

PURCHASE PRICE; DEPOSIT. The purchase price for the Property is Six Million One Hundred Ninety Thousand Dollars ($6,190,000.00) ("Purchase Price"). Buyer shall, within five (S) business days of execution of this Agreement, deposit earnest money (the "Deposit") in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) into escrow with Commercial Partners Title. LLC, as agent for Lawyers Title Insurance Corporation ("Title Company"). The Deposit shall be held in escrow by Title Company in an interest bearing account. As used herein, reference to the "Deposit" shall include all interest earned on the Deposit. At Closing, the Deposit shall be applied to reduction of the Purchase Price.

3.

ESCROW.  Seller shall promptly deliver a fully executed copy of this Agreement to Title Company. The provisions of this Agreement shall constitute joint instructions to the Title Company. The Parties shall also execute an Earnest Money Escrow Agreement substantially in the form of that attached hereto as Exhibit C and made a part hereof, and the Parties shall deposit with Title Company all funds and documents necessary to complete this transaction on or before the Closing Date (as hereafter defined).

4.

CLOSING DATE AND EXTENSION THEREOF. Close of escrow (the "Closing Date") shall mean the date on which the remaining Purchase Price is paid to Seller (but shall not be deemed to occur until Buyer's funds have been received by the Title Company via wire transfer and a portion thereof necessary to satisfy Seller's lender has been wired by the Title Company and received by Seller's lender), and shall occur on or before five (5) days from the last to occur of (a) the date the Tenant accepts possession of the Building, subject to punch list items (the "Possession Date"), or (b) the date Buyer receives the Estoppel (as hereafter defined), or (c) receipt of a temporary certificate of occupancy or its equivalent issued by the City, which Closing Date will be before the date that rental payments have commenced under the Lease (the "Rent Commencement Date"). Seller currently estimates, but does not warrant that the Possession Date will occur on or about September 19, 2006 and the Rent Commencement Date will occur on or about November 19, 2006. In the event that Closing has not occurred by December 13, 2006, either party may terminate this Agreement by written notice to the other party, in which event the Deposit shall be promptly returned to Buyer and the Inspection Documents (as hereafter defined) shall be returned to Seller.

5.

TITLE. Except as otherwise agreed in writing, title to the Real Property shall be delivered to Buyer free and clear of all deeds of trust and mortgages, and subject only to those matters as are set forth in Exhibit D (collectively, "Permitted Encumbrances").

(a)

Within ten (10) days following the Acceptance Date, Seller shall deliver written notice to the Title Company, instructing the Title Company to prepare and deliver to Buyer, at Seller's cost, a commitment for an owner's policy of title insurance in the amount of the Purchase Price covering the Property, together with copies of all documents noted as exceptions to title set forth therein

(collectively, the "Commitment"). A condition precedent to Buyer's obligation to purchase the Property shall be that within twenty (20) days following its receipt of the Commitment {which twenty (20) day period the parties acknowledge may extend beyond expiration of the Inspection Period described in Section 10 hereof), Buyer shall either (i) deliver to Seller a written notice approving the Commitment; or (ii) deliver to Seller written notice disapproving the Commitment, specifying therein those exceptions to title to which Buyer objects (other than Permitted Encumbrances). If Buyer does not timely deliver to Seller a written notice either approving or disapproving the Commitment as set forth herein, then this condition precedent shall be deemed waived and satisfied. If Buyer makes objection to any exception contained in the Commitment (other than a Permitted Encumbrance), Seller shall within twenty (20) days after receipt of Buyer's objections, deliver to Buyer written notice that either (i) Seller will, at Seller's expense, remove the exception(s) to which Buyer has objected (other than Permitted Encumbrances) before the Closing Date; or (ii) Seller is unwilling or unable to eliminate said exception{s}. If Seller fails to so notify Buyer or is unwilling or unable to remove any such exception by the Closing Date, Buyer may elect to either terminate this Agreement, in which event the Deposit shall be promptly returned to Buyer and the Inspection Documents (as hereafter defined) shall be returned to Seller, or, alternatively, Buyer may elect to purchase the Property subject to such exception(s), such election to be made within five (5) business days after Buyer's receipt of Seller's notice, or in the event no such notice was given by Seller, within five (5) business days after expiration of Seller's 20-day period to provide such notice.

(b)

Seller shall convey marketable fee title to the Property to Buyer by Limited Warranty Deed, subject only to Permitted Encumbrances and such other exceptions to title approved by Buyer pursuant to this Agreement. Title shall be insured by a standard American Land Title Association Owner's Policy of title insurance issued by Title Company in the amount of the Purchase Price.

(c)

The provisions of this Section 5 shall not be deemed to limit or restrict Buyer's right, as set forth in Section 10 hereof, to terminate this Agreement prior to expiration of the inspection Period (as defined in Section 10) in the event Buyer disapproves any of the Permitted Encumbrances.

6.

CLOSING COSTS. PRORATIONS AND CREDITS. Real property taxes and special assessments due and payable in the year of Closing shall be prorated on a calendar year basis based on the most recent assessment information available at Closing as of 11:59 p.m. on the date preceding the Rent Commencement Date, or if such date has not occurred as of Closing, then such items shall be prorated as of 11:59 p.m. on the date preceding the anticipate Rent Commencement Date as reasonably estimated by the parties. If the Rent Commencement Date occurs prior to Closing, rent shall be prorated between Buyer and Seller on a calendar year basis on the Closing Date. If Closing occurs prior to the Rent Commencement Date, Buyer shall receive a credit, at Closing, against the Purchase Price equal to $1,06$.00 for each day that elapses between the Closing Date and the anticipated Rent Commencement Date, as reasonably estimated by the parties. In the event that the actual Rent Commencement Date occurs on a date that is earlier than the anticipated Rent Commencement Date estimated by the parties at Closing, Buyer shall pay to Seller, on or before ten (10) days following the determination of the actual Rent Commencement Date, an amount equal to $1,068.00 for each day between the actual Rent Commencement Date and the anticipated Rent Commencement Date. Contrarily, in the event that the actual Rent Commencement Date occurs on a date that is later than the anticipated Rent Commencement Date estimated by the parties at Closing, Seller shall pay to Buyer, an or before ten (10) days following the determination of the actual Rent Commencement Date, an amount equal to $1,068.00 for each day between the anticipated Rent Commencement Date and the actual Rent Commencement Date. The aforementioned obligations of the parties to reconcile the credit to Buyer shall survive Closing until determination of the actual Rent Commencement Date.

Any operating expenses not payable by Tenant under the Lease shall be prorated between Buyer and Seller on a calendar year basis as of the Closing Date. Security deposits, advance rentals, and the amount of any future Lease credits, if any, shall be credited to Buyer.  All State, County and local transfer taxes and/or documentary transfer taxes in connection with this transaction shall be paid by Seller. Those that are attributed or charged in connection with any mortgage or deed of trust secured by Buyer shall be paid by Buyer. Seller shall pay any recording and other fees and charges payable to obtain the release of any deeds of trust, mortgages or other liens affecting the Property. The premium for the owner's policy of title insurance, and any endorsements thereto requested by Buyer, shall be paid by Buyer. All escrow and closing fees will be split between and paid equally by the Buyer and Seller.

Buyer agrees that within a reasonable time after receipt (not to exceed two (2) weeks), it will provide to Seller (a) any payments it receives from Tenant or others representing sums expended by or otherwise due to Seller from Tenant or others in connection with Seller's completion of the construction, construction change orders or otherwise pursuant to the provisions of the Lease, and (b) any payments or returns of deposits, sureties, letters of credit or the like that Buyer receives from the City, the Minnesota Department of Transportation, any utility companies or other government unit with respect to Seller's construction activities or otherwise. Such payments, sureties, deposits or the like shall be deemed Seller's property and SeIler has all rights and interest to such payments. This agreement of Buyer shall survive the delivery and recording of Seller's conveyance of the Property to Buyer.

7.

DOCUMENTS TO BE DELIVERED AT CLOSING At or prior to the Closing Date or such other date as may be specifically set forth below, the following documents, certificates and agreements relating to the Property {the "Closing Documents"), in farm and substance satisfactory to Seller and Buyer, shall be executed and/or delivered by the respective parties thereto:

(a)

A Limited Warranty Deed conveying the Real Property from Seller to Buyer, in the form and substance typically used in the State of Minnesota,

(b)

An Assignment by Seller to Buyer of all of Seller's right, title and interest in and to the Lease and with an assumption by Buyer of all of landlord's obligations under the Lease, in the form attached hereto as Exhibit E.

(c)

An Assignment by Seller to Buyer of all of Seller's right, title and interest in and to the Plans, construction and design contracts, warranties and permits, in the form attached hereto as Exhibit F.

(d)

Certificates of Seller and Buyer confirming the requisite authority to execute and deliver this Agreement and the Closing Documents.

(e)

Non-foreign affidavit of Seller and, if required by local law or the Title Company, of Buyer.

(f)

Such customary documents, agreements and certificates that may be reasonably required by Title Company.

(g)

Notice to Tenant from Seller and Buyer of the sale to Buyer and Instructing Tenant to pay all rental payments and to send all correspondence to Buyer, which shall be transmitted to the Tenant upon the occurrence of the Rent Commencement Date.

(h)

A certification from Seller (i) acknowledging and warranting that all outstanding punchlist items noted by the Tenant in the Estoppel (as hereafter defined) or as otherwise noted by Tenant, if any, and not completed, as evidenced by correspondence from the contractor itemizing any outstanding punchlist items (the "Contractor's Correspondence"), shall be completed by Seller pursuant to the terms of the Lease, and (ii) holding Buyer harmless with respect to the completion of such Punchlist items.

(i)

The Estoppel (as hereafter defined).

(j)

A temporary certificate of occupancy or its equivalent issued by the City.

(k)

The original Lease,

8.

RISK OF LOSS; POSSESSION; COMPLETION OF CONSTRUCTION. Risk of loss to the Property shall be borne by Seller until the Closing Date, In the event that all or any improvements on the Real Property are destroyed or damaged between the Acceptance Date and the Closing Date, Buyer may, at Buyer's option to be exercised by Buyer within ten {10} business days of Buyer's receipt of notice of such damage or destruction, either (a) require Seller to apply any property damage insurance proceeds to the timely completion of the construction an the Property, subject to the provisions of Seller's construction loan documents and the Lease: or (b) cancel this Agreement and receive back the entire Deposit, in which event both Buyer and Seller shall be released from all obligations hereunder. If Buyer fails to exercise either option within said ten (10)

business day period, then Buyer shall de deemed to have elected the option set forth in subparagraph (a) hereof.

In the event that all or a portion of the Properly is taken or threatened to be taken by eminent domain between the Acceptance Date and the Closing Date (a "Taking"), Buyer and Seller shall each have the option of terminating the Agreement within twenty {20} days following the date that Seller provides notice to Buyer of the Taking, in which case Buyer shall receive back the entire Deposit and both Buyer and Seller shall be released from all obligations hereunder. In the event that neither party exercises such option to terminate this Agreement, then the parties shall proceed to close this transaction as contemplated hereby and Seller shall assign to Buyer all of Seller's interests in all proceeds payable to Seller in connection with the Taking. Possession of the Property shall be delivered to Buyer on the Closing Date.

Buyer acknowledges that prior to the Rent Commencement Date, Seller is to have control and possession of the Property to complete the construction contemplated hereby, subject to Buyer's right to inspect the same provided such inspection does not adversely interfere with such construction. Buyer shall not engage in any activity prior to the Rent Commencement Date that would adversely interfere with, disrupt or hinder Seller's completion of the contemplated construction or increase the costs thereof. Buyer further acknowledges that following the Rent Commencement Date, Seller shall have full access to the Property to complete any punchlist items to be completed by Seller, provided and so long as Seller agrees to indemnify and hold Buyer harmless (or Buyer's agents, employees, contractor or consultants) with respect to any claims, causes of action, mechanics' liens or damages arising from entry onto the Property by Seller for completion of such Punchlist items (including reasonable attorney's fees arid other costs incurred to defend the same), which hold harmless and indemnification shall survive termination of this Agreement. Buyer acknowledges that Seller shall have control over and sole authority to direct the contractor, the contractor's workforces, the progress of the contemplated construction, and to respond to and incorporate into the construction any changes requested or required by the Tenant. In the event that the Tenant pays for any increases in the cast of construction due to changes requested by the Tenant or others, such payments shall be made directly to Seller and shall be retained by Seller.

Prior to the Closing Date, Seller shall not enter into any amendments or modifications to the Lease without Buyer's consent (which shall not be unreasonably withheld), provided, however, that Seller may enter into change orders requested by Tenant, amendments to the Lease memorializing consent to easements, agreements or documents reasonably required by any governmental agency or utility company in connection with completion of construction, provided, however, Seller shall provide notice to Buyer immediately upon execution of any such items.  Prior to the Closing Date, Seller shall not terminate the Lease nor accept a surrender of the Lease from Tenant.

9.

SELLER'S REPRESENTATIONS. Seller represents and warrants to Buyer that:

(a)

Neither Seller nor Tenant is in default in any respect under the Lease.

(b)

There is no rent prepaid under the Lease for a period of greater than one month.

(c)

Except for the Permitted Encumbrances and those items being assigned in Exhibit F hereto, there are no service contracts, licenses, franchise agreements, management agreements or other contracts or agreements affecting any of the Property which shall extend beyond the Rent Commencement Date that are not terminable at will, without liability.

(d)

As of the date hereof, Seller has no actual knowledge of any material claims, actions, suits or other proceedings threatened by any partnership, entity or person whomsoever, which in any manner or to any extent may affect the Property or otherwise detrimentally affect Buyer's right, title or interest in and to the Property or the value of the Property other than as may be disclosed in writing to Buyer.

(e)

As of the date hereof, Seller has not received any notice of any violation of applicable zoning, environmental protection, use and building codes or other regulations and ordinances, administrative and judicial orders or holdings and covenant running with the land other than as may be disclosed in writing to Buyer.

(f)

The execution and delivery of this Agreement and all documents to be executed by Seller pursuant to this Agreement have been (or shall be prior to the Closing Date) duly authorized.

(g)

Sewage, water, telephone, and electrical and gas are available to and will be operating on the Rent Commencement Date at the Real Property.

(h)

As of the Possession Date, the Building will be completed in accordance with the Lease (subject to changes approved by Tenant and punchlist items that Seller has undertaken to complete). Seller will have paid in full or provided far full payment of all invoices and fees for labor performed at, and materials, machinery, fixtures and tools delivered to, furnished to or incorporated into the Property except for such property as is provided by Tenant under the terms of the Lease and except for any punchlist items to be completed by Seller after Closing; Seller shall diligently provide, complete and pay for all punchlist items specified by Tenant on the Estoppel it provides Buyer hereunder.

(i)

Seller is not a foreign person or entity under the Foreign Investment in Real Property Tax Act of 1980, as amended, and no taxes or withholding required thereunder shall be assessed or applied to Buyer in connection with the transaction contemplated hereby.

(j)

Seller has no actual knowledge of any unsecured release, storage or disposal of hazardous substances on the Real Property, except as disclosed in the Phase I Environmental Site Assessment prepared by Underground Environmental Services, Inc., dated January 12, 2005 (the "Environmental Report").

(k)

There are no leases, other than the Lease, nor tenants, other than Walgreen Co. of the Real Property.

(1)

Seller is not the subject of any insolvency or bankruptcy proceedings at law or in equity or otherwise, the result of which might affect title to the Property or the right of the Seller to transfer and convey the same to Buyer.

(m)

The Seller does not know of any wells on the Property and the Seller is not aware of any individual sewage treatment systems on or serving the Property.

Seller shall use reasonable efforts to promptly notify Buyer in writing if, after the execution of this Agreement, any event occurs or condition exists, which renders any of the foregoing representations and warranties untrue or misleading in any respect. All of the foregoing representations and warranties shall be deemed made by Seller on the date of this Agreement and at the time of Closing (except to the extent set forth in an update of the representations and warranties given prior to or at the Closing). If Seller updates any of the foregoing representations and warranties prior to or at the Closing and such updates are materially adverse, then Buyer shall have five (5) business days after receipt of the update to cancel this Agreement by written notice to Seller and receive back the entire Deposit, in which event both Buyer and Seller shall be released from all obligations hereunder, except for Buyer's and Seller's obligations of indemnity set forth herein, and the Inspection Documents shall be returned to Seller. If no such notice of termination is given within said five-business day period, then Buyer will be deemed to have elected to close the purchase based on the updated representations and warranties.

The above covenants, warranties and representations shall survive the actual Closing Date far a period of one (1) year from the actual Closing Date and shall automatically terminate one (1) year from the actual Closing Date unless Buyer has commenced a lawsuit against Seller (evidenced by service of a complaint upon Seller) within such one-year period.

10.

BUYER'S REPRESENTATIONS; CONDITIONS PRECEDENT TO BUYER'S OBLIGATION.

(a)

Buyer's Representations. Buyer represents and warrants that the execution and delivery of this Agreement and all documents to be executed by Buyer, or its assigns, pursuant to this Agreement have been duly authorized.

(b)

Inspection Documents. Within five (5) business days of full execution of the Agreement, Seller shall deliver to Buyer or to Buyer's counsel or to Buyer's Agent copies of the following items (1) to (I4) as listed below (the "Inspection Documents"), and Buyer, agrees to keep the same confidential until the Closing

Date and to not disclose the contents thereof to any third party other than Buyer's attorneys, accountants, prospective lenders and third party consultants as is necessary to perform the Site Inspection described below:

(1)

The Lease and Memorandum of Lease.

(2)

The zoning letter issued by the City with respect to the Property.

(3)

Seller's current commitment for an Owner's policy of title insurance (evidenced by a marked-up commitment) and copies of all Permitted Encumbrances to the extent available other than seller's current financing documents.

(4)

Real estate tax information for the Real Property.

(5)

The Environmental Report.

(6)

The geotechnical report prepared for Seller concerning the Property.

(7)

The Plans for construction of the Building.

(8)

The most current survey of the Real Property certified to Seller

(9)

City Resolution No. 9800 approving the Recombination Subdivision of the Real Property

(10)

Reciprocal Easement Agreement with Covenants, Conditions and Restrictions pertaining to the Property.

(11)

Declaration of Easements, and Restrictions pertaining to the Property.

(12)

Drainage Easement and First Amendment thereto pertaining to the

(13)

City Resolution No. 9799 approving setback and buffer variance.

(14)

City Resolution No. 9798A approving the conditional use pen-nit for the Building.

(15)

Declaration for Maintenance of Storm Water Facilities.

(c)

Inspections. Buyer shall have twenty-one (21) days from the date Buyer receives a11 of the Inspection Documents listed above {the "Inspection Period"} to either approve or disapprove the Inspection Documents in writing and to perform a site inspection of the Property ("Site Inspection"). If Buyer fails to provide notice to Seller of its disapproval of the Site Inspection and Inspection Documents on or before expiration of the Inspection Period, Buyer shall be deemed to have approved the same. If Buyer provides such notice of disapproval prior to expiration of the Inspection Period, either Buyer or Seller may cancel this Agreement, in which event the Deposit shall be returned to Buyer and Buyer shall return all of the Inspection Documents to Seller.

Buyer, at its sole cost and expense and without liability to Seller, shall have the right while this Agreement is in effect to have the Property inspected by such experts as Buyer shall deem appropriate, including, without limitation, architects, engineers, property managers, leasing agents, lender's representatives, insurance inspectors, soils engineers, or other specialists of Buyer's sole discretion. Seller will grant Buyer and its agents reasonable access to the Property for the purpose of making the Site Inspection. Buyer hereby holds Seller harmless and indemnifies Seller from any claims, causes of action, mechanics' liens or damages arising from entry onto the Property by Buyer, or Buyer's agents, employees, contractors or consultants (including reasonable attorney's fees and other costs incurred to defend the same), which hold harmless and indemnification agreement shall survive termination of this Agreement.

(d)

Estoppel. Buyer shall receive an estoppel certificate (the "Estoppel") in the form required by the Lease (a sample of which is attached hereto as Exhibit G no more than five (5) days prior to the Closing Date, Buyer may cancel this Agreement only if the Estoppel discloses a default by Seller under the terms of the Lease (other than Seller's obligation to complete any punchlist items), or if the Estoppel fails to comply with the terms of the Lease, and in such event, the Deposit shall be returned to Buyer and tile Inspection Documents shall be returned to Seller. Notwithstanding the foregoing, Seller shall assist Buyer in obtaining such modifications to the Estoppel as Buyer may reasonably request.

11.

LIQUIDATED DAMAGES; REMEDIES. BUYER AND SELLER AGREE THAT (i) IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX OR ESTABLISH ACTUAL DAMAGES OF SELLER IN THE EVENT OF A DEFAULT HEREUNDER BY BUYER; AND (ii) THAT THE AMOUNT OF BUYER'S DEPOSIT HEREUNDER IS THE PARTIES' BEST AND MOST REASONABLE ESTIMATE OF SELLER'S DAMAGES IN THE EVENT OF BUYER'S DEFAULT. ACCORDINGLY, UPON BUYER'S DEFAULT IN ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT (NOT CAUSED BY ANY BREACH OF SELLER), AND BUYER DOES NOT CURE SUCH DEFAULT WITHIN THE CURE PERIOD PRESCRIBED BY MINNESOTA STATUTES FOR TERMINATION OF PURCHASE AGREEMENTS, THEN SELLER MAY, AS ITS SOLE AND EXCLUSIVE REMEDY HEREUNDER TERMINATE THIS AGREEMENT IN WHICH EVENT SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES (AND TITLE COMPANY IS HEREBY INSTRUCTED TO PAY SUCH LIQUIDATED DAMAGES TO SELLER IN ACCORDANCE HEREWITH AND BUYER WAIVES ALL CLAIMS AGAINST TITLE COMPANY 1N CONNECTION THEREWITH). SELLER HEREBY WAIVES ANY RIGHT TO INJUNCTIVE RELIEF OR OTHER RELIEF TO CAUSE BUYER TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT AND SELLER HEREBY WAIVES ANY

RIGHT TO DAMAGES IN EXCESS OF LIQUIDATED DAMAGES FOR BUYER'S DEFAULT UNDER THIS AGREEMENT.

IN THE EVENT OF A DEFAULT HEREUNDER BY SELLER (NOT CAUSED BY ANY BREACH OF BUYER OR NOT RESULTING FROM THE ACTION OR INACTION OF ANY FEDERAL, STATE OR LOCAL GOVERNMENT AGENCY), AND SELLER DOES NOT CURE SUCH DEFAULT ON OR BEFORE EXPIRATION OF THE CURE PERIOD PRESCRIBED BY MINNESOTA STATUTES FOR TERMINATION OF PURCHASE AGREEMENTS, THEN BUYER MAY, AS ITS SOLE AND EXCLUSIVE REMEDY HEREUNDER, EITHER TERMINATE THIS AGREEMENT IN WHICH EVENT THE DEPOSIT SHALL BE REFUNDED TO BUYER, OR PROCEED TO ENFORCE THIS AGREEMENT BY A SUIT FOR SPECIFIC PERFORMANCE PROVIDED SUCH ENFORCEMENT ACTION IS COMMENCED WITHIN TEN (10) DAYS AFTER EXPIRATION OF SUCH TEN-DAY PERIOD.

12.

REAL ESTATE COMMISSION. If a sale and purchase of the Property is successfully completed, arising from the terms of this Agreement, then Seller shall pay to Agent a real estate commission (the "Commission") in the total sum of One Hundred Thousand Dollars ($100,000,00). The Commission is payable in full, in cash, through escrow on the Closing Date and Seller instructs Title Company to disburse the Commission at the Closing Date. Seller's duty to pay the Commission is contingent upon the Closing of the transaction contemplated in this Agreement. The parties represent that there are no other agents or brokers involved in this transaction, and shall indemnify each other from any claims or demands made by any agent or broker that either has retained.

13.

SUCCESSORS AND ASSIGNS: ASSIGNMENT. This Agreement shall be binding and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto. Buyer may only assign this Agreement and the rights hereunder without the written consent of Seller to any entity to be formed by Buyer, provided that Buyer owns at least a fifty-one percent (51%) interest in the assignee, no such assignment shall be effective as against Seller or Title Company unless and until Buyer has provided to Seller and Title Company an assignment of this Agreement to such other entity and such-entity has agreed in writing to assume the obligations of Buyer under this Agreement and Buyer shall remain fully liable with the Assignee for full performance of the Buyer's obligations under this Agreement.

14.

NOTICES. Any notice, required or permitted to be given under this Agreement shall be in writing, may be given by a Party's counsel, and shall be given by personal delivery, by a nationally recognized commercial courier via next business day delivery, or by deposit in the United States Mail, Certified Mail, Return Receipt Requested, with all postage prepaid, to the address for each party set forth below, or by facsimile with proof of delivery of same. The time period in which a response must be made, or action taken, by a party receiving such communication shall commence, as the case may be, on the date of personal service, the date of attempted or actual next business days delivery shown in the records of the courier, the date of attempted certified mail delivery or the date of facsimile confirmation; if notice is given by any other means, it shall be deemed given on the date of actual receipt. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of such communication. By giving prior notice to all other parties, any party may designate a different address for receiving notices.

To Seller:

Net Lease Development LLC

Attention: Allison F. Kern

50 South Sixth Street, Suite 1480

Minneapolis, MN 55402

Telephone: 612.313.2500 / Facsimile: 612.313.0136

To Title Company:

Commercial Partners Title, LLC

Attention; Sharon Ruane

200 South Sixth Street, Suite 1300

Minneapolis, MN 55402

Telephone: 612.337.2470 /Facsimile: 612.337.2471

To Purchaser:

Blue Ridge Real Estate Company

Attention: Michael J. Flynn

280 Park Avenue

11th Floor West, North Office

New York, NY I0017

Telephone; 516.841.6001 /Facsimile: 516.869.7117

With a copy to:

Kimco Realty Corporation

Attn: Stuart W. Cox

Mid-Atlantic Region

170 W. Ridgely Road, Suite 214

Lutherville, MD 21093

Telephone (410) 684-2000, Ext. 110 I Facsimile: (410) 859-5685

In the event that more than one person and/or entity constitutes the Buyer, the person identified above in the Buyer's address block shall be the only person to whom notice on behalf of Buyer need be sent and such person now has and continues to have full authority to bind Buyer (and its constituents) by his or her subsequent actions or agreements after the date hereof.

15.

ATTORNEY'S FEES. In any litigation, or other legal proceeding which may arise between the parties hereto, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees in addition to any other relief to which such party may be entitled.

16.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the state in which the Property is located.

17.

COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original regardless of the date of its execution and delivery. All such counterparts together shall constitute one and the same document.

18.

LIKE KIND EXCHANGE. Seller will cooperate with Buyer in facilitating Buyer's like-kind or tax-free or tax-deferred exchange involving the Property, if any, provided that Seller shall have no obligation to incur any liability or out-of-pocket expenses in connection therewith and further provided that Buyer shall remain liable to perform all the covenants hereunder to be performed by Buyer notwithstanding any assignment of the Buyer's interest in this Agreement to an exchange agent and shall hold Seller harmless from any and all claims, demands, orders or other liability (including reasonable attorney's fees) made by any such exchange agent or arising from or relating to any such exchange.

19.

FEDERAL REPORTING REQUIREMENTS. Buyer and Seller acknowledge that IRC Section 6045(e) requires that the amount of gross proceeds from a real estate transaction be reported to the IRS. Buyer and Seller hereby instruct the Title Company to comply with that Code section and make said report. Seller hereby instructs the Title Company to report the grass proceeds of this sale to the IRS on form 1099-B or W-9 or any subsequently approved IRS form.

20.

FEDERAL WITHHOLDING. So that Buyer may comply with the Foreign Investment in Real Property Tax Act (FIRPTA), Seller hereby declares under penalty of perjury that it is not a foreign person, as defined in FIRPTA. At or prior to Closing, Seller shall provide Buyer with such additional information (including Seller's taxpayer identification number) and affidavits as may be necessary for Buyer to comply with FIRPTA.

21.

WAIVER. The waiver of or failure to enforce any provision of this Agreement shall not be a waiver of any further breach of such provision or of any other provision hereof.

22.

MODIFICATIONS. No change or addition to this Agreement or any part hereof shall be valid unless in writing and signed by each of the parties.

23.

HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret this Agreement.

24.

TIME, CALCULATION OF TIME PERIODS. Time is of the essence in the performance of this Agreement. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Real Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m., Minnesota time.

IN' WITNESS WHEREOF, Buyer and Seller have executed this Agreement effective as of the date and year first above written,

BUYER:

BLUE RIDGE REAL ESTATE COMPANY, a Pennsylvania corporation

By: /s/ Michael J. Flynn

Michael J. Flynn, its Chairman

SELLER:

NET LEASE DEVELOPMENT LLC, a Delaware limited liability company

By: /s/ Allison F. Kern

Allison F. Kern, Its Vice Manager